Exhibit 23.2

CONSENT OF WINDES & MCCLAUGHRY ACCOUNTANCY CORPORATION
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-142545) pertaining to Renhuang Pharmaceuticals, Inc., 2007 Non-Qualified Company Stock Grant And Option Plan and (Form S-8 No. 333-104833) pertaining to the 2003 Omnibus Securities Plan of our report dated January 29, 2010, with respect to the consolidated financial statements of Renhuang Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2009.

Windes & McClaughry Accountancy Corporation

/s/ Windes & McClaughry
January 29, 2010